March 12, 2025

Henry D. Fahman
President and Chief Executive Officer
PHI Group, Inc.
17011 Beach Blvd, Suite 900
Huntington Beach, CA 92614

       Re: PHI Group, Inc.
           Form 10-K for Fiscal Year Ended June 30, 2024
           Form 10-K for Fiscal Year Ended June 30, 2023
           File No. 001-38255
Dear Henry D. Fahman:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services